Exhibit 4.21

Ref No:D2H\APL\15-16\0061 To: Mr. Avanti Kumar Kanthaliya A 1702, Raheja Heights NNP, film City Road, Dindoshi, Malad - East Mumbai	28 May 2015

Dear Avanti,

Appointment Letter as Chief Financial Officer of Videocon d2h Limited

This has reference to your original appointment letter dated 1st July 2008 and subsequent letter dated 24th June 2014 appointing you as CFO of Videocon d2h Limited (formerly known as Bharat Business Channel Limited) (hereinafter referred to as the “Company”). With effect from 1st April 2015, the terms of your employment and salary stands revised as below:

Your date of joining in the Company will be 1st July 2008 as per the original appointment letter.

You will be based at Mumbai - HO.

You will be at Band M3.

I.	REMUNERATION

1.	Currently, your annual Cost To Company will be Rs. 59,19,500/- (Rupees Fifty Nine Lacs Nineteen Thousand and Five Hundred Only) per annum.

2.	Any Incentives, ESOPS etc will be in addition to this as and when the Company introduces any such a scheme.

3.	You will be eligible to gratuity as per the provisions of the Gratuity Act, 1976. The provisions and funding for the said gratuity are and shall be over and above your CTC compensation. Your date of joining in Videocon Group will be reckoned for the computation of gratuity. However, your previous withdrawal/s while shifting from any group company will be deducted from the gratuity amount computed.

4.	You shall be eligible for paid vacation (privilege leave) of 25 days (twenty five days) in a calendar year as per Company rules and regulations. You can encash the unutilized vacation days at the rate of your basic salary.

Videocon d2h Limited
(Formerly Bharat Business Channel Limited)	Page 1 of 6
Corporate Office: 1st Floor, Techweb Centre, New Link Road, Near Mega Mall,
Oshiwara, Mumbai - 400 102. +91-22 42 555 000 +91-22 42 555 050
Registered Office: Auto Cars Compound, Adalat Road, Aurangabad - 431 005. Maharashtra.
+91-240-2320750 +91-240-2335755
www.videocond2h.com
CIN : U92100MH2002PLC137947

5.	You will be eligible for a company provided car along with reimbursement of fuel, maintenance and driver wages for official purpose.

II.	DUTIES & OBLIGATIONS

Your role is to effectively represent, and promote the interests of the Company, its promoters and shareholders having regard to all decisions, guidelines, polices, directions issued by the board of directors and supervise the management of the business and affairs of the Company including, in particular:

1.	To ensure that the Company’s goals, financial targets are clearly established, and that strategies are in place for achieving them;

2.	To implement policies and directives issued by the board of directors from time to time;

3.	Ensure efficient & effective management of company’s finances through all necessary financial controls, systems and processes

4.	Define the fiscal policies for the organization in a way that it complies with all statutory regulations

5.	To follow the HR guidelines and adhere to high standards of ethics and corporate behaviour norms set for Videocon group employees;

6.	To ensure that no financial liability is created unilaterally without prior written approval of the board of directors;

7.	To adhere-to the Company’s financial budget and maintain true and correct financial record;

8.	To ensure true and fair business practices and ensure compliance with law;

9.	You will be governed by the service rules and regulations including conduct, discipline and administrative orders and any such other rules or orders of the Company that may come in force from time to time;

10.	You will hand over back the Letter of Authority / Power of Attorney issued to you for any property / material of the Company in your possession upon cessation of service;

11.	You will keep us informed of any change of your residential address, marital status, personal email-id, emergency contacts to be updated in HR records;

Videocon d2h Limited
(Formerly Bharat Business Channel Limited)	Page 2 of 6
Corporate Office: 1st Floor, Techweb Centre, New Link Road, Near Mega Mall,
Oshiwara, Mumbai - 400 102. +91-22 42 555 000 +91-22 42 555 050
Registered Office: Auto Cars Compound, Adalat Road, Aurangabad - 431 005. Maharashtra.
+91-240-2320750 +91-240-2335755
www.videocond2h.com
CIN : U92100MH2002PLC137947

12.	You shall neither divulge nor give out any information particulars or details of our business processes, technical know-how or organizational matters of confidential/secret in nature, which may be your privilege to know by virtue of your being our employee, to any unauthorized person(s) during the period of your service or even afterwards by word of mouth or otherwise;

13.	You will disclose to us forthwith any discovery, invention, process or improvement made or discovered by you while you are in service with us and such discovery, invention, process or improvement shall belong sole and absolute property of the Company. If and when required to do so by the Company, you shall at the Company’s expense, take out or apply for Patent, Licenses or other rights, privileges or protection as may be directed by us in respect of any such discovery, invention, process or improvement so that the benefit thereof shall accrue to us for assigning, transferring or otherwise all benefits arising in respect thereof in our favour or in favour of such other person(s), firms or companies, as we may direct as the sole beneficiary thereof;

14.	You will be responsible for the proper care of Company’s properties which are under your possession, use, custody or charge and should return in good condition while cessation;

III.	PERFORMANCE EVALUATION PROCESSES

Your performance shall be evaluated annually by the board of directors based on mutually agreed performance parameters and decision taken by majority of the board of directors shall be binding on you in this regard. If, there are any matters which cause you concern about your role you should discuss them with the Chairman of the board as soon as appropriate.

IV.	OUTSIDE INTERESTS INCLUDING DIRECTORSHIPS

You are required to disclose any outside business interests other than those of the Company. Please inform the board in writing about any such business interests as soon as possible. If your outside business interests either directly or indirectly found to be in conflict with the interest and goals of the Company the board at its sole discretion may terminate your services.

V.	DEVELOPMENT PROCESSES

You are expected to remain current on how to best discharge your responsibilities as a CFO of the Company including keeping abreast of changes and trends in economic, political, social, financial and legal climates and governance practices.

VI.	CONFIDENTIALITY

All information acquired during your appointment is confidential to’ the Company and should not be disclosed either during your appointment or following termination (by whatever means) to third parties except as permitted by law and/ or with prior clearance from the Board. As part of this engagement letter, you are required to sign confidentiality agreement, which aims to protect the intellectual property rights and business information of the Company and its business associates. You shall maintain confidentiality of all the information and material provided to you by the Company or by its clients concerning their affairs, in order to enable the Company to perform the service. Your obligation to keep such information confidential shall remain even after termination or cancellation of your employment with us.

Videocon d2h Limited
(Formerly Bharat Business Channel Limited)	Page 3 of 6
Corporate Office: 1st Floor, Techweb Centre, New Link Road, Near Mega Mall,
Oshiwara, Mumbai - 400 102. +91-22 42 555 000 +91-22 42 555 050
Registered Office: Auto Cars Compound, Adalat Road, Aurangabad - 431 005. Maharashtra.
+91-240-2320750 +91-240-2335755
www.videocond2h.com
CIN : U92100MH2002PLC137947

VII.	INDEMNITY

1.	You will keep the Company fully indemnified for any breach, misconduct, non compliance of law/rules/regulations including violation of guidelines of the Company/board and terms of your employment or any modifications thereof.

2.	You shall be indemnified out of the assets of the Company against any liability incurred by you in defending any proceedings related to the Company, whether civil or criminal, in which judgment is given in your favour or in which you are acquitted or in which relief is granted to you by a competent court or the tribunal. You will be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ and affiliates’ Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

VIII.	TERMINATION/ NOTICE PERIOD

On acceptance of the appointment, you can terminate the appointment without cause by giving 3 months written notice. If the board on behalf of the Company is not satisfied with your performance upon evaluation based on agreed parameters or they find you in breach of prescribed code of conduct your appointment may be terminated at any point of time with 3 months written notice, or payment of salary (monthly CTC both fixed and variable components) in lieu thereof. The Company reserves the right, if it is in the interest of the business and current assignment, to ask you to complete your notice period or decide whether your existing earned vacation or salary in lieu of notice period may be adjusted against the entire or partial notice period.

Your service with the company will also get terminated in the following circumstances:

•	Death. If during the subsistence of this Agreement you die, then this Agreement shall automatically terminate on the date of your death. Any such payments that you are entitled to as of the date of death will be paid to your legal representatives.

•	Disability. If you suffer illness or disability and are prevented from properly performing your duties for a period of 3 months in any one year or for a consecutive period of three months the Company may immediately terminate this Agreement.

Videocon d2h Limited
(Formerly Bharat Business Channel Limited)	Page 4 of 6
Corporate Office: 1st Floor, Techweb Centre, New Link Road, Near Mega Mall,
Oshiwara, Mumbai - 400 102. +91-22 42 555 000 +91-22 42 555 050
Registered Office: Auto Cars Compound, Adalat Road, Aurangabad - 431 005. Maharashtra.
+91-240-2320750 +91-240-2335755
www.videocond2h.com
CIN : U92100MH2002PLC137947

IX.	SEVERANCE PAY

In the event the employment is terminated by the Company for reasons other than performance or breach of code of conduct, then the Company shall pay to you (as severance pay) a lump sum payment equal to One year’s CTC and Incentives, if any, within 30 days from the Date of Termination.

After the Termination Date, but prior to payment of the severance pay, you shall execute a release, of any and all claims you may have against the Company and its officers, employees, directors, parents and affiliates.

X.	RETIREMENT

You will retire from the services of the Company on reaching your Fifty Eighth Birthday as per the proof of age submitted by you at the time of joining.

XI.	SUCCESSORS AND BINDING AGREEMENT

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement will supersede the provisions of any employment, severance or other agreement between you and the Company that relate to any matter that is also the subject of this agreement and such provisions in such other agreements will be null and void.

XII.	EMPLOYMENT RIGHTS

Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or you to have you remain in the employment of the Company or any subsidiary prior to or following any Change in Control. “Change of Control” shall mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

Videocon d2h Limited
(Formerly Bharat Business Channel Limited)	Page 5 of 6
Corporate Office: 1st Floor, Techweb Centre, New Link Road, Near Mega Mall,
Oshiwara, Mumbai - 400 102. +91-22 42 555 000 +91-22 42 555 050
Registered Office: Auto Cars Compound, Adalat Road, Aurangabad - 431 005. Maharashtra.
+91-240-2320750 +91-240-2335755
www.videocond2h.com
CIN : U92100MH2002PLC137947

Your appointment is subject to authenticity of information provided.

We welcome you onboard Videocon d2h Limited.

You may convey of your acceptance of this appointment, by signing and returning a photocopy of this letter.

We look forward to a long-term and mutually beneficial association.

Yours Sincerely

For Videocon d2h Limited

Authorized Signatory

Videocon d2h Limited
(Formerly Bharat Business Channel Limited)	Page 6 of 6
Corporate Office: 1st Floor, Techweb Centre, New Link Road, Near Mega Mall,
Oshiwara, Mumbai - 400 102. +91-22 42 555 000 +91-22 42 555 050
Registered Office: Auto Cars Compound, Adalat Road, Aurangabad - 431 005. Maharashtra.
+91-240-2320750 +91-240-2335755
www.videocond2h.com
CIN : U92100MH2002PLC137947